UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2015

E*TRADE Financial Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-11921	94-2844166
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1271 Avenue of the Americas, 14th Floor, New York, New York 10020
(Address of principal executive offices and Zip Code)

(646) 521-4300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On October 22, 2015, the Company announced its third quarter earnings for fiscal year 2015. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information furnished shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or incorporated by reference into any filing thereunder or under the Securities Act of 1933 unless expressly set forth by specific reference in such filing.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

The Company entered into a three-year employment agreement, effective January 1, 2016, with Paul T. Idzik, the Company’s Chief Executive Officer since January 22, 2013. Pursuant to the agreement, Mr. Idzik will continue to receive an annual base salary of $1,000,000 and will continue to be eligible to receive an annual cash performance bonus with a target of $3,000,000. In addition, Mr. Idzik will be eligible to receive equity compensation with a target value of $4,000,000 for 2016 (50% in restricted stock units and 50% in performance stock units). If Mr. Idzik is terminated without cause or resigns due to adverse actions by the Company, and he signs a release of claims, he would receive severance benefits of one times his annual cash compensation (salary and annual cash target bonus); a pro rata payment of his cash bonus for the year of termination; and he would be entitled to retain any unvested restricted stock units subject to compliance with certain post-termination covenants over the scheduled vesting period of such units. If such termination occurs following, or in anticipation of, a change of control, in addition to the aforementioned severance benefits, his cash severance would increase to two times his annual cash compensation (salary and annual cash target) and the vesting of all of his restricted stock units would be accelerated.

Navtej S. Nandra, President of the Company, is leaving the Company on December 31, 2015. The Company has entered into a transition agreement with Mr. Nandra under which he will receive an aggregate of $4,500,000 in cash representing a cash bonus of $1,950,000 for the full 2015 performance year plus one times his annual salary of $800,000 and his target cash bonus of $1,750,000. Mr. Nandra will also be eligible for accelerated vesting of all of his outstanding unvested restricted stock units.

ITEM 7.01.	REGULATION FD DISCLOSURE

Additionally, the Company published an updated version of its investor presentation with data for the quarter ended September 30, 2015. The presentation is available on the Company’s corporate website, about.etrade.com.

Investors should note that the Company announces material financial information in SEC filings, press releases and public conference calls. Based on guidance from the SEC, the Company may also use the Investor Relations section of its corporate website, about.etrade.com, to communicate with investors about the Company. It is possible that the financial and other information posted there could be deemed to be material information. The information on the Company’s corporate website is not part of this document.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits

99.1 Earnings Press Release, dated October 22, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	October 22, 2015

E*TRADE FINANCIAL CORPORATION

		By:	/s/ Karl A. Roessner
Karl A. Roessner
Corporate Secretary